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                                  CLARCOR INC.
                EXHIBIT (11) - COMPUTATIONS OF PER SHARE EARNINGS
                                     -------

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                                                        Nine Months Ended
                                                     ------------------------
                                                     August 27,    August 28,
                                                       1994           1993
                                                     ----------    ----------

AVERAGE SHARES OUTSTANDING

1.   Average number of shares outstanding            14,821,256     14,843,398

2.   Net additional shares resulting from
     assumed exercise of stock options*                 222,219        186,685
                                                     ----------     ----------

3.   Adjusted average shares outstanding
     for fully diluted computation
     (1 plus 2)                                      15,043,475     15,030,083
                                                     ----------     ----------
                                                     ----------     ----------

Earnings per share of common stock:

  Primary                                                  $.95           $.74
                                                           ----           ----
                                                           ----           ----
  Assuming full dilution                                   $.94           $.73
                                                           ----           ----
                                                           ----           ----

* Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the quarter-end or the average market price during the period.
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